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                                                                  Exhibit 10.6.1

                    AGREEMENT TO PURCHASE ADDITIONAL SHARES

         This share purchase agreement (the "Agreement"), dated July 13, 1998, is entered into between Lockheed Martin Corporation, a Maryland corporation, having offices at 5600 Sand Lake Road, Orlando, Florida 32819 ("Lockheed") and Triton Network Systems, Inc., a Delaware corporation, having offices at 7547 Commerce Center Drive, Orlando, Florida 32819 ("Triton").

         Whereas Lockheed has purchased 800,000 shares of the Series B Preferred Stock of Triton at a purchase price of $2.50 per share and has received 1,600,000 shares of Triton Common Stock in exchange for termination of Lockheed's royalty rights under the license agreement between Lockheed and Triton dated June 12, 1997.

         Whereas Triton has indicated that the issuance of the 1,600,000 shares of Common Stock to Lockheed is contingent on the purchase of an additional 1,600,000 shares of Triton Series B Preferred Stock by Lockheed at a purchase price of $2.50 per share.

         The parties agree as follows:

         1. Purchase of Additional Shares. On or before January 31, 1999, Lockheed will have purchased an additional 1,600,000 shares of Triton Series B Preferred Stock at a purchase price of $2.50 per share. The purchase and sale of such shares shall be accomplished by a Series B Preferred Stock purchase agreement substantially similar to that entered into by Triton and Lockheed on July 31, 1998.

         2. Failure to Purchase Additional Shares. In the event Triton and Lockheed do not consummate the sale of the Triton Series B Preferred Stock on or before January 31, 1999, then the royalty payments due to Lockheed from Triton under the License Agreement dated June 12, 1997 shall be treated as having been fully paid up and Lockheed shall forfeit any right to receive any royalty payments.

         3. Miscellaneous. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. This Agreement shall be governed by and construed under the laws of the State of Delaware, made and to be performed entirely within the State of Delaware.


LOCKHEED MARTIN CORPORATION                      TRITON NETWORK SYSTEMS, INC.

By: /s/ Janet L. McGregor                        By: /s/ Brian J. Andrew
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        Janet L. McGregor                                Brian J. Andrew

Title: Vice President                            Title: President
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